As filed with the Securities and Exchange Commission on December 10, 2003.

File No. 333-                                  Commission file number:  0-20033
------------------------                       --------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                        AmeriResource Technologies, Inc.
                        --------------------------------
             (Exact name of registrant as specified in its charter)


               Delaware                               84-1084784
               --------                               ----------
     (State or Other Jurisdiction                  (I.R.S. Employer
   of Incorporation or Organization)            Identification Number)

            3450 E. Russell Road, Suite 116, Las Vegas, Nevada 89120
            --------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                            2001 Stock Option Plan of
                  AmeriResource Technologies, Inc., as amended
                  ---------------------------------------------
                            (Full Title of the Plan)

    Delmar Janovec, 3450 E. Russell Road, Suite 116, Las Vegas, Nevada 89120
    ------------------------------------------------------------------------
            (Name, Address, Including Zip Code, of Agent for Service)

   Telephone number, including area code, of agent for service: (702) 214-4249
                                                                --------------

                         CALCULATION OF REGISTRATION FEE

Title of Securities  Amount of       Proposed         Proposed       Amount of
  to be Registered   Shares to be     Maximum          Maximum     Registration
                     Registered    Offering Price     Aggregate         Fee
                                    Per Share (1)  Offering Price
    Common Stock,    50,000,000       $0.0056         $280,000        $22.65
  par value $0.0001
================================================================================

   (1) Bona Fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of December 5, 2003, a date within five business days prior to the date of filing of this registration statement.

In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein.

                                    Total number of pages:                    10
                                    Index to Exhibits is located on page:     6

                                EXPLANATORY NOTE

   AmeriResource Technologies, Inc., a Delaware corporation (which may hereafter be referred to as "we", "us", or "our(s)"), previously registered Two Hundred Fifty Million (250,000,000) shares of its common stock for issuance under the 2001 Stock Option Plan of AmeriResource Technologies, Inc. and amendments thereto.

   On December 9, 2003, our board of directors adopted an amended 2001 Stock Option Plan of AmeriResource Technologies, Inc. ("Amended Plan") and authorized for issuance thereunder an additional Fifty Million (50,000,000) shares of our common stock which we are now registering.

           PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

   The contents of our registration statements on Form S-8 as filed with the Commission on May 17, 2001, November 26, 2001, June 4, 2002, May 1, 2003 and August 29, 2003 are hereby incorporated by reference.

   Additionally, the following documents filed by us with the Commission are hereby incorporated herein by reference:

   1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

   2. All reports filed by us with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2002.

   3. The description and specimen certificate of our common stock, par value $0.0001 ("Common Stock"), contained in our registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

   Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Form S-8 have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

   The Common Stock being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in the Company's registration statement under the Exchange Act, and is incorporated herein by reference.

Item 5.  Interests of Named Experts and Counsel.

   No expert is named as preparing or certifying all or part of the registration statement to which this prospectus pertains, and no counsel for the Company who is named in this prospectus as having given an opinion on the validity of the securities being offered hereby was hired on a contingent basis or has or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us.

Item 6.  Indemnification of Directors and Officers.

   Our articles of incorporation and bylaws limit the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law, ss.145, or any other applicable provision. Generally, Delaware General Corporation Law permits the indemnification of officers, directors, employees and agents from any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation and from judgments, expenses, fines, and settlements so long as such person was acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, or had no reasonable cause to believe that such conduct was unlawful. In addition, our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by such law. We believe that these provisions are necessary to attract and retain qualified directors and officers.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or control person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

   No restricted securities are being re-offered or resold pursuant to this registration statement.

Item 8.  Exhibits.

   The Exhibit Index preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings.

   (a) We hereby undertake:

      (1)To file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2)To treat, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on December 9, 2003.

                                 AMERIRESOURCE TECHNOLOGIES, INC.


                                 By:/s/ Delmar Janovec
                                 ---------------------------------
                                 Delmar Janovec, President


                                POWER OF ATTORNEY

   The undersigned directors and officers of AMERIRESOURCE TECHNOLOGIES, INC. hereby constitute and appoint Delmar Janovec, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorney-in-fact, or his substitute, shall lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                         Title                    Date
---------                         -----                    -----

/s/ Delmar Janovec
------------------------------    President, Chief Executive    December 9, 2003
Delmar Janovec                    Officer, Principal Financial
                                  Officer, and Director

 /s/ Rod Clawson
------------------------------
Rod Clawson                       Director                      December 9, 2003

                                INDEX TO EXHIBITS


  SEC Ref.       Page     Description of Exhibit
    No.          No.      ----------------------
  -------        ----
     4            7       2001 Stock Option Plan, as amended

    5,23          8       Opinion and Consent of Counsel

     23           10      Consent of Accountant

                                                                     Exhibit 4

                        AMENDED 2001 STOCK OPTION PLAN
                                      OF
                       AMERIRESOURCE TECHNOLOGIES, INC.

   WHEREAS, AmeriResource Technologies, Inc., a Delaware corporation (the "Company") has heretofore adopted and maintains the 2001 Stock Option Plan of AmeriResource Technologies, Inc. (the "Plan") for the benefit of eligible employees of the Company and participating affiliates;

   WHEREAS, the Company has heretofore amended the Plan to increase the amount of shares of its common stock subject to the Plan from Fifty Million (50,000,000) shares to Two Hundred Fifty Million (250,000,000) shares;

   WHEREAS, the Company desires to again amend the Plan to increase the amount of shares of its common stock subject to the Plan from Two Hundred Fifty Million (250,000,000) shares to Three Hundred Million (300,000,000) shares, intending thereby to provide an uninterrupted and continuing program of benefits;

   NOW THEREFORE, the Plan is hereby restated with the following amendments effective as of December 9, 2003.

The introductory paragraph of the Plan is hereby amended and restated as follows:

   AmeriResource Technologies, Inc., a Delaware corporation (the "Company"), hereby adopts the Amended and Restated 2001 Stock Option Plan of AmeriResource Technologies, Inc. (this "Plan"), on this 9th day of December 2003. Under this Plan, the Company may grant options to acquire (the "Options") Three Hundred Million (300,000,000) shares of its common stock, par value $0.0001 (the "Stock"), from time to time to employees of the Company or its subsidiaries, all on the terms and conditions set forth herein. In addition, at the discretion of the Board of Directors, options to acquire stock of the Company may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries and are not employees of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services shall not be in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market in our securities.

Paragraph 3 of the Plan is hereby amended and restated as follows:

3. Shares of Stock Subject to this Plan. A total of Three Hundred Million (300,000,000) shares of Stock may be subject to, or issued pursuant to, Options granted under this Plan.

Paragraph 13 of the Plan is hereby amended and restated as follows:

13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five (5) years from the date first appearing in this Plan or the date on which the Three Hundred Millionth (300,000,000th) share is issued hereunder.

Except as expressly amended hereby, the Plan shall continue in full force and effect.

ATTEST:

/s/ Delmar Janovec
-------------------------
Delmar Janovec, President

                                                                 Exhibit 5, 23


                                           4144 N. Central Expressway, Suite 410
WOLTJEN                                                     Dallas, Texas 75204
------------------------------------------------------------------------------
                                                         Telephone: 214-742-5555
LAW FIRM                                                 Facsimile: 214-742-5545
                                               E-mail: woltjenlaw@woltjenlaw.com


December 10, 2003


The Board of Directors
AmeriResource Technologies, Inc.
3450 E. Russell Road, Suite 116
Las Vegas, Nevada 89120

To the Board of Directors of AmeriResource Technologies Inc.

AmeriResource Technologies Inc., a Delaware corporation (the "Company"), has informed Woltjen Law Firm (the "Firm"), of its intention to file on or about December 10, 2003, a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), concerning Fifty Million (50,000,000) shares (the "Shares") of its common stock, par value $0.0001 ("Common Stock"), with the Securities and Exchange Commission ("SEC"). In connection with the filing of the Registration Statement, you have requested the Firm's opinion regarding the issuance of Common Stock.

You have represented to the Firm that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that the Company is current in filing such reporting requirements with the SEC and that the Company's board of directors has authorized the filing of the Registration Statement. Based on the these representations and to the best of the Firm's knowledge, the Firm is of the opinion that the Common Stock will, when sold, be legally issued, fully paid and non- assessable. This Opinion is conditioned upon the above requirements being met.

The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth herein, and is further subject to qualifications, exceptions, and limitations set forth below:

   A. The Firm expressly excepts from the opinion set forth herein any opinion or position as to whether or to what extent a Delaware court, or any other court, would apply Delaware law, or the law of any other state or jurisdiction except the federal law of the United States of America, to any particular aspect of the facts, circumstances and transactions that are the subject of the opinion herein contained.

   B. In rendering this opinion, the Firm assumed that the Company is satisfying the various substantive requirements of Form S-8. The Firm, therefore, expressly disclaims any opinion regarding the Company's compliance with such requirements.

   C. The Firm expressly excepts from the opinion set forth herein any opinion concerning the need for compliance by any party, specifically by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Delaware, or any other jurisdiction.

   D. In expressing the opinion set forth herein, the Firm assumed the authenticity and completeness of all corporate documents, records and instruments provided to the Firm by the Company and its representatives. The Firm assumed the accuracy of all statements of fact contained therein. The Firm further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies, or faxed copies, and the correctness of all such documents. This opinion is conditioned on all of these assumptions being correct.

   E. The Firm expressly excepts from the opinion set forth herein any opinion concerning the propriety of any issuance of any shares, or the consideration tendered for such shares, and any opinion concerning the tradability of any shares whether or not issued under the Registration Statement.

   F. The opinion contained herein is rendered as of the date hereof, and the Firm undertakes no obligation to advise of any changes in or any new developments which might affect any matters or opinions set forth herein, and the Firm hereby disclaims any such obligation.

This Opinion may be relied upon by you only in connection with filing of the Registration Statement, and the Firm hereby consents to the use of it as an exhibit to the Registration Statement. This Opinion may not be used or relied upon by you or any other person for any purpose whatsoever, without in each instance the Firm's prior written consent.

Sincerely,


/S/ Woltjen Law Firm
----------------------
Woltjen Law Firm

                                                                    Exhibit 23

CLYDE BAILEY P.C.
------------------------------------------------------------------------------

                                                   Certified Public Accountant
                                                      10924 Vance Jackson #404
                                                      San Antonio, Texas 78230
                                                          (210) 699-1287(ofc.)
                                         (888) 699-1287 / (210) 691-2911 (fax)

                                                                       Member:
                                                   American Institute of CPA's
                                                        Texas Society of CPA's

December 8, 2003

Board of Directors
AmeriResource Technologies, Inc.
3450 E. Russell Road, Suite 116
Las Vegas, Nevada 89120

   RE:  Use of Financial Statements in Form S-8 Registration Statement

Dear Board of Directors:

As independent public accountants for AmeriResource Technologies, Inc., a Delaware corporation (the "Company"), we hereby consent to the use of our report included in the annual report of the Company on Form 10-KSB for the year ended December 31, 2002 in the Company's Form S-8 registration statement.

Sincerely,


/s/ Clyde Bailey
----------------------
Clyde Bailey, P.C.